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                                                                                                                  EXHIBIT 11
                                TALLEY INDUSTRIES, INC. AND SUBSIDIARIES

                                    Computation of Earning per Share
                                (In thousands, except per share amounts)




The computations of earnings per share on both the primary and fully diluted basis for the years ended December 31, 1994, 1993,
1992, 1991 and 1990 were as follows:


                                                          Y E A R S   E N D E D   D E C E M B E R  3 1,
                                      1994                1993                1992                1991                1990
                                Primary   Diluted   Primary   Diluted   Primary   Diluted   Primary   Diluted   Primary   Diluted
Earnings (loss) from continuing
  operations                    $  3,506  $  3,506  $ (5,994) $ (5,994) $(17,204) $(17,204) $(43,984) $(43,984) $(52,834) $(52,834)

Preferred stock dividends         (2,167)   (2,167)   (2,167)   (2,167)   (2,168)   (2,168)   (2,172)   (2,172)   (2,160)   (2,160)

Earnings (loss) for computation
  from continuing operations       1,339     1,339    (8,161)   (8,161)  (19,372)  (19,372)  (46,156)  (46,156)  (54,994)  (54,994)

Discontinued operations                -         -         -         -         -         -       825       825     2,647     2,647

Extraordinary gains (loss)             -         -      (504)     (504)    2,637     2,637         -         -         -         -

Net earnings (loss) for
  computation                   $  1,339  $  1,339  $ (8,665) $ (8,665) $(16,735) $(16,735) $(45,331) $(45,331) $(52,347) $(52,347)

Average number of common shares
  outstanding during the year     10,029    10,029     9,676     9,676     9,189     9,189     8,795     8,795     8,788     8,788

Common stock equivalents:

  Stock options                      245       261         -         -         -         -         -         -         3         3

  Shares issuable in connection
    with acquired company            138       138         -         -         -         -         -         -         -         -

  Shares for computation          10,412    10,428     9,676     9,676     9,189     9,189     8,795     8,795     8,791     8,791

Earnings (loss) per share from
  continuing operations         $    .13  $    .13  $   (.85) $   (.85) $  (2.11) $  (2.11) $  (5.24) $  (5.24) $  (6,25) $  (6.25)

Discontinued operations                -         -         -         -         -         -       .09       .09       .30       .30

Extraordinary gains (loss)             -         -      (.05)     (.05)      .29       .29         -         -         -         -

Net earnings (loss) per share   $    .13  $    .13  $   (.90) $   (.90) $  (1.82) $  (1.82) $  (5.15) $  (5.15) $  (5.95) $  (5.95)
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